================================================================================

                    SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C. 20549
                             --------------


                                FORM 8-K


                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF THE

                     SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) May 1, 2001
                                                          -----------



                        SOUTHWESTERN ENERGY COMPANY
           (Exact name of registrant as specified in its charter)



               Arkansas             1 - 8246         71-0205415
      (State of incorporation     (Commission      (I.R.S. Employer
         or organization)          File Number)    Identification No.)


          2350 N. Sam Houston Pkwy. E., Suite 300, Houston, Texas 77032 (Address of principal executive offices, including zip code)


                             (281) 618-4700
           (Registrant's telephone number, including area code)


                                 No Change
     (Former name, former address and former fiscal year; if changed since last report)

================================================================================

                                      -1-

Item 7.(c)

Exhibits                                                              Reference

        (99.1)   Conference Call Summary dated May 1, 2001.           p. 3 - 12


Item 9.

Regulation FD Disclosures

         Southwestern Energy Company is furnishing under Item 9 of this Current Report on Form 8-K the information included as exhibit 99.1 to this report.

Note: The information in this report (including the exhibit) is furnished pursuant to Item 9 and shall not be deemed to be "filed" for the purposes of
Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.








                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                               SOUTHWESTERN ENERGY COMPANY
                                               ---------------------------
                                                       Registrant



DATE:    May 2, 2001                           BY:   /s/ GREG D. KERLEY
     ------------------                        ---------------------------
                                                     Greg D. Kerley
                                                 Executive Vice President
                                               and Chief Financial Officer



                                      - 2 -




Southwestern Energy                                            Conference Call
Company                                                        Summary



                   2001 First Quarter Results Conference Call

                              Tuesday, May 1, 2001

                                   Chaired by

                                  Harold Korell

                      President and Chief Executive Officer

 Korell:

         Good morning and thank you for joining us today. With me are Richard Lane, our Senior Vice President of Exploration and Production, and Greg Kerley, our Chief Financial Officer. After some preliminary comments, I'll turn the floor over to Richard for an update on our E&P operations and then to Greg for comments on our financial results. After that, we'll be available for questions.

                  If you've not received a copy of the press release announcing our first quarter results, you can call Carole Anne at 281-618-4710 and she'll fax a copy to you. Also, our attorneys have asked that I point out that some of the comments during this teleconference may be regarded as forward-looking statements that involve risks and uncertainties which are detailed in the Company's Securities and Exchange Commission filings. While we believe they are a reasonable representation of the Company's expected performance, actual results could differ materially.

                  Now to a discussion of the first quarter. 2001 has started off with very good results. I'm pleased with the continued progress of our E&P program and, in this commodity price environment we're anticipating strong results for the rest of the year.

                  Financially, we had a tremendous quarter. Our earnings in the first quarter alone represented over 75 percent of our total earnings in all of 2000. Pricing has helped the entire industry, of course, but we're also executing our strategy with the drill bit, which is resulting in higher earnings and cash flow. In fact, our cash flow in the first quarter has allowed us to pay down a good portion of the debt we incurred last summer.

                  We'll continue to focus on reducing our debt level and, at current prices, are positioned to pay down approximately $70 million in long-term debt by year end. Overall, I'm very pleased with the first quarter results and I urge you to keep an eye on our results for the rest of the year.

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Southwestern Energy Company           2001 First Quarter Results Conference Call
                                       -1-                           www.swn.com

                  This is not the old Southwestern Energy that some people remember. We're focused on continuing the momentum we've gained with our E&P strategy and we're very serious about adding value for our shareholders.

                  That   concludes   my   comments   and   I'll   now  turn  the
teleconference over to Richard Lane for an update on our E&P operations.

Lane:

                  Thank you, Harold, and good morning. In the first quarter of 2001, we continued to build on our success from last year with active drilling programs in the Arkoma Basin, Gulf Coast area, and our Overton field. Additionally, we have drilled several successful wells in our Permian Basin program and are currently drilling on our first of several South Louisiana prospects planned for this year.

                  Production for the quarter was 9.0 Bcfe, up from 8.7 Bcfe in the first quarter of last year and our production rate at the end of the first quarter was 105 million cubic feet equivalent per day and this is our highest in over two years. In total, we participated in 30 wells that were spud in the first quarter. Of these, 15 were successful and 10 were in progress at the end of the quarter.

                  We continue to create value with our Arkoma Basin drilling program. In the first quarter, we spudded 13 wells. Six of these were productive, three were dry and four were still in progress at the end of the quarter.

                  At our Haileyville prospect in Pittsburg County, Oklahoma, we continue to be successful. Last quarter, you'll remember, I mentioned that we had just logged our Agnes #1 well in this trend, and I'm pleased to report this well is now on production and flowing over 20 million cubic feet per day. Our working interest in this well is 37 percent.

                  This brings our Haileyville area production to approximately 31 million cubic feet per day from these Atokan age sands reservoirs we're targeting. Our interest in these wells range from 32 to 49 percent and our latest well in the area, the Cope #3, was spud last week.

                  In addition to our drilling program, we've expanded our workover program in the Arkoma Basin to capitalize on the current high gas prices. Two recent successes here have been our Ozark Townsite and our Goznell wells. We fracture stimulated these old wells and have seen production increases of 2.2 and 1.8 million cubic feet per day. These projects are delivering five to 10 fold production increases for us and rapid project payouts. We anticipate performing 10 to 15 additional workovers in the Arkoma region during the second quarter.

                  Going to the Permian Basin, we were successful in discovering new reserves in four out of the five exploration wells that we drilled and we completed five out of 10 wells overall in the first quarter, with three still in progress. Our exploration focus continues to be primarily in the Delaware Basin, targeting Devonian oil and Atokan-Morrow gas objectives.

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Southwestern Energy Company           2001 First Quarter Results Conference Call
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                  Acreage  from  our  previously  announced   exploration  joint
ventures with Phillips Petroleum and Energen Resources in Lea and Eddy Counties, New Mexico, continues to be a key exploration asset and a valuable resource for us for generating new drilling opportunities. In the Permian, we anticipate drilling and evaluating three to four additional wells in the second quarter.

                  At our Overton field in Smith County, Texas, the first two wells drilled and completed in our in-fill drilling program are very encouraging. The Arnold Gas Unit #1-2, which has been on production since March 15th, is producing currently at about 1.8 million cubic feet per day. The Kickapoo Gas Unit #1-2 has been on production approximately 15 days and it is producing about 2.7 million cubic feet a day. Now, while these two wells are early in their productive life, their performance is currently exceeding our pre-drill expectations. Utilizing a two-rig program, we're currently drilling on additional wells at the Ware 1-2 and Allred 1-2 locations.

                  As we stated at the time we acquired this property, we see the immediate potential for 15 development locations, with future potential for up to 25 to 30 additional wells. We've also expanded our position in the Overton area through a farm-in of approximately 5,800 adjacent acres that includes a drilling commitment for this year and the potential for five to 10 locations on that acreage. In addition, we're negotiating with a potential partner that would allow for a more accelerated development plan than originally budgeted for this year.

                  In South Louisiana, development operations have progressed on our earlier discoveries. The State Lease 16625 #1 development well on our Malone discovery was successfully completed in the Marg A sand at a depth of approximately 12,500 feet. This well is currently on production at a rate of
15.1 million cubic feet a day and 175 barrels of condensate per day, with a flowing tubing pressure of 4,000 psi. Southwestern operates the Malone wells with a 33 percent working interest.

                  Additionally, we spud our first development well on our North Groesbec discovery. The Norman Breaux #1 is currently drilling at approximately 7,500 feet on its way to a total depth of 20,900 feet. This well will further develop the P-10 sand currently producing in our discovery well, which was the Brownell-Kidd #1, and that well's producing 16.4 million cubic feet a day and 583 barrels of condensate per day. The Norman Breaux well will also test some shallower additional objectives not seen in the Brownell-Kidd well.

                  Exploration drilling is in progress at our Mahone prospect, located in Vermilion Parish. This well is currently drilling at approximately 13,000 feet. The Mahone prospect, with over 100 Bcfe of gross unrisked potential is targeting Miocene Age Discorbis and Cib Jeff sands and is planned to be drilled to a total depth of 16,100 feet. We operate this well and have a 50 percent working interest.

                  Our next exploration well will be our White Horse prospect located in Cameron Parish. We also operate the Whitehorse prospect well and have a 57-1/2 percent after-casing-point interest. Total depth of this well is projected to be 13,100 feet and will be targeting Planulina Age P-2 and P-3 sands, which have proven to be quite prolific around the trend. We anticipate

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Southwestern Energy Company           2001 First Quarter Results Conference Call
                                       -3-                           www.swn.com

spudding Whitehorse in approximately 30 days. Finally, in the South Louisiana area, we expect to spud an exploratory well on our Horeb prospect in Acadia Parish late in the second quarter.

                  Overall, we're pleased with the start to our 2001 E&P program. We continue to experience increase in drilling, completion and production operation costs, as are other operators. We can, however, continue to help offset these inflationary costs and reach our production reserve targets by optimizing the selection and the timing of our capital investments and also leveraging off the advantage we have in our ability to internally generate desirable prospects.

                  The success of our drilling program is critical to growing our production rates and to that end, we continue to maintain a strong inventory of drilling prospects in our core areas to meet these needs. Our overall results so far this year are in line with our original projections and we believe that our production target of 38 Bcfe for the year is attainable.

         I will now turn it over to Greg Kerley, who will discuss the Company's financials.

Kerley:

                  Thank you, Richard, and good morning. As Harold indicated, we had a very strong first quarter and made good progress on improving our balance sheet.

                  We reported net income of $16 million or 64 cents of basic earnings per share for the quarter, up 74 percent over the same period last year. Cash flow from operating activities before working capital changes was $38.6 million during the quarter, up 47 percent from the first quarter of 2000.

                  Our improved results were driven by both higher commodity prices and increased production. Operating income for our exploration and production segment was $22 million, up from $8.7 million for the same period in 2000. Commodity prices were very strong in the quarter, as we realized an average gas price of $4.48 per Mcf, nearly $2 per Mcf higher than our realized price for the same period in 2000.

                  We continue to be about 80 percent hedged for our 2001 gas production target and there has been no change in our hedge position since our press release on December 7th.

                  Operating expenses for the E&P segment rose during the quarter due to the industry-wide increase in costs related to normal production activities. Lifting costs on an equivalent unit of production basis were 51 cents an Mcfe in the first quarter compared to 38 cents an Mcfe the first quarter of last year. Higher oil and gas prices also affected our production taxes as they increased to 23 cents an Mcfe compared to 13 cents an Mcfe for the same period in 2000. We anticipate that our operating costs per equivalent unit of production will remain close to their current levels for the remainder of 2001.

                  Depreciation, depletion and amortization expense for the E&P segment was also up in the first quarter due to our higher production volumes and a slightly higher amortization rate.

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Southwestern Energy Company           2001 First Quarter Results Conference Call
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Amortization  rate for the  full cost pool in the  first quarter  averaged $1.08 per Mcfe compared to $1.03 in the prior year first quarter.

                  Our gas distribution segment continued its steady performance with operating income of $9.4 million in the first quarter, which was equal to the level of operating income in the first quarter of 2000, when you exclude the impact of our Missouri utility properties that were sold in May of last year.

                  Our energy marketing efforts also provided $1.1 million in operating income during the first quarter of 2001, compared to $1.0 million for the same period last year.

                  Interest expense in the first quarter of 2001 is up about 41 percent from the first quarter of 2000 due to our increased debt level related to funding the Hales judgment last year. We are, however, extremely pleased with the amount of debt we've been able to pay down since the end of last year. In fact, as of April 30th, we've reduced our debt by approximately $46 million and, as Harold indicated, based upon the current level of gas prices, we are positioned to pay down as much as $70 million of debt during 2001, which in turn should have a positive effect on our stock price.

                  That concludes my comments, so now we'll turn back to the operator, who will explain the procedure for asking questions.

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Southwestern Energy Company           2001 First Quarter Results Conference Call
                                       -5-                           www.swn.com


--------------------------------------------------------------------------------
                              Questions and Answers

--------------------------------------------------------------------------------

1. Can you talk about the size of the Haileyville prospect and how much you had booked at year end in that prospect?

Lane: The Haileyville prospect is really a trend for us that we're developing. We developed a good part of it last year and then this activity we're talking about in the first quarter of this year. You know, on a gross basis out there, we've booked somewhere around 23 to 24 Bcf for all the wells. That's net of about 6 to 7 Bcf for us.

2.            What is your expectation of the size of that prospect?

Lane: Well, we have more drilling that we have planned for this year in the trend, two to four wells and the higher rate wells that we're seeing here are certainly anomalous. But you know, we need to get a little bit more productive life to them before we really state anything higher than what we've got recorded right now.

3. Greg mentioned the guidance for LOE and production taxes going forward, G&A was down pretty nicely, at least on a unit basis. What kind of level of G&A do you expect going forward? Is it still the guidance you gave in December or do you expect it to be lower?

Kerley: I think the guidance we gave in December is still fairly reasonable. Some of the G&A is probably just timing, but we have started the year on a favorable note for that area and with the other costs we have that are increasing, just inflationary pressures, it's nice that we're able to hold the line pretty good there. But I would still go with our targets.

4.            When would you expect the Malone well to be on production?

Lane: It currently is on production at the rate of 15.1 million cubic feet a day and 175 barrels of condensate.

Korell: You might have thought that was the rate of the first well, but that's the second well.

5.            When do you expect the first one to come on, then?

Lane: It's also on production. It's producing a little over 3 million cubic feet a day, about 50 barrels of condensate and some associated water, six to seven hundred barrels of water. That well is producing from the first of five zones. You'll recall that we discovered out there, a center zone-- the first completion at the base of the well, a center zone and don't have a lot of reserves booked to that zone, but we're trying to eke out all the production we can out of that zone before we move up the hole.

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Southwestern Energy Company           2001 First Quarter Results Conference Call
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6.            Is that producing as expected?

Lane: I would say on the order of what we expected. It was a Bcf or less of gross reserves here that we were looking at, so I think for now it's within the range of our expectations. The real reserves and rates are to be had in the next zone up hole.

7. Have you've taken the excess cash flow that you've been able to generate because of higher gas prices and oil prices and committed those funds to debt paydown as opposed to letting Richard have a few extra dollars to continue to show good results? How are you working internally with these excess funds?

              Separately from the cap ex standpoint, where would you max out, assuming no capital constraints? What would be the maximum cap ex you think you could spend efficiently or effectively for this year?

Kerley: We are trying very hard to reduce our debt this year, but right now what we're looking at and very hopeful of is that we'll be able to meet our debt reduction targets and have additional capital. We work very closely together to look at different projects and, obviously, there are several of those. Just as examples, our workover projects, that are paying back very quickly, we're increasing our capital allocated to those.

              We're looking at other areas, too, that make sense, that have a very quick payback while trying to balance the two. We do believe we need to reduce our debt. We're well on our way of meeting our targets that we have and we hope that our prices will stay in a range that enables us to commit capital to fulfill any other needs that Richard has and to accomplish our debt reduction target.

Korell: It's an interesting and good question, but, against a backdrop of having started the year with a discipline in mind to pay down debt and to this point that's been what we have done with surplus cash flow.

              Sometimes when you have rig availability and all that being no problem you can put your foot on the accelerator with additional cash and do programs. To fully answer a question about spending more capital this year, one would logically, rather than just off the top of your head, have to sit down and go through what rigs one could get in order to, for example, accelerate things like Overton drilling out of cash flow or other projects.

              We can always put capital into land and seismic data which generates more activity for future years, but, that's if we decide if it looked like we were going to have additional cash flow, above and beyond where we are, above and beyond what we think we do. In other words, and that could happen, possibly or it could not happen, through performance on things we drill and put on production during the year we could accelerate some. It's a little bit of a hard question to answer, but I'm going to let

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Southwestern Energy Company           2001 First Quarter Results Conference Call
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              Richard take a cut at what he  thinks  is  laying  in front of him that he might be able to do.

Lane: I would say that if we were going to employ more capital that we could look to add, as Harold mentioned, it's somewhat rig dependent, but we could look to add a third rig to our program at Overton, which seems to be off to a good start and deploy some more capital there, and possibly deploy some more capital in our Arkoma drilling program where we have quite a few ideas to pursue there.

              In South Louisiana, we have just operationally and logistically been looking at doing eight to nine wells there, which is pretty much a full plate. If we have some early discoveries there, we could look to deploy some additional capital on development wells in that area. Those would be the areas I think we would look to spend more.

8. Please follow-up on the 5,800 acres you picked up as an offset in Overton. What has been drilled to date, spacing wise?

Lane: There are nine units, 640 acre units there. Like Overton, a few of the units have been drilled with a second well to 320. I believe there are a total of 12 wells on nine units, much the same kind of circumstances we see going forward here at Overton.

9. This really needs to be developed on 80 acres, isn't that the case? Or is it 160s?

Lane: Well, certainly, we think 160s will be an achievable target, given the performance of the wells historically and the wells we've drilled and the drainage patterns that we see for these wells. We should be able to get to 160 acres and, perhaps, like you say, go down even further to 80s.

Korell: We need to work our way down on that, incrementally, because we're doing a different sort of frac job on these than was done on the original 16 wells that were out there and it appears we're getting better rates. It appears that way in the early production data from the new wells. And then question is, how does that affect the radius of drainage?

              When you're on 640s, there's no doubt we need to get to 320s and probably little doubt that we need to get to 160s, but we'll learn that as we go along, also. We'll be able to see through the performance how that is changing the radius of drainage. Because the old original wells are not draining and appear to not be draining a very large area at all.

10. On the new fracs, is that the Bossier type of fracture you're using up there now or-

Korell: The slick water, high-rate, smaller profit type of fracs that Anadarko has been using in the Bossier.

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11.           Regarding  Haileyville,  you mentioned two to four more wells this year. How many potential locations does that play have to run beyond that or is that pretty much it?

Lane: Well, you'll recall how these trends lay out, John. They're the further you move along on them, they get more exploratory and more speculative. Now we've bought acreage along the trend that would support doing more than two to four, possibly five to 10 more wells, given the acreage position we have, but the two to four I'm talking about are in the immediate vicinity of the existing wells.

12. You said that these were anomalous flow rates. Do you think you've found something here, an over-pressured zone? In other words, do you have a new frac technique and is this repeatable elsewhere? Are you actively leasing to expand this play? And I appreciate it's speculative, don't misunderstand me, but I'm trying to understand, is this just typical Atokan and you found a good spot, or do you think you know something and you want to expand it? Help me.

Lane: I think we know how to explore for these sands. We do a lot of that and we're doing a good job of it. From a reservoir pressure standpoint, I don't think there's anything anomalous there. I think we have found a sweet spot, if you will, where these sands are better developed, better processes and permeability and we're seeing the results of that in the flow rates and, yes, we are aggressively trying to carry what we've learned here and pursue other acreage.

Korell: When we make the comment or someone makes the comment these are not typical of the Arkoma, I guess these are not average wells. But it is typical that every now and then in this part of the Arkoma Basin, particularly on the Oklahoma side, you will drill into areas that have thicker pay and you will have just a better reservoir there and more reserves, and it looks like we've hit one of these sweet spots as we've chased a particular sand channel along trend.

              Statistically they come along, probably every so often, and we have just hit a nice area in this one sand channel. It's hard to speculate about whether or not the thickness and quality extend further or don't extend further and I wouldn't want anyone to plan we've got 10 wells that you can do these kind of multiples on.

              But we just have to drill our way along into it and it's a just good thing that's happened to us right now.

13.           So it's a case  of rather be  lucky than smart.   Although  you're
              smart by drilling them, but you don't expect to be able to see anything like this in seismic and maybe identify better areas?

Korell: No, you won't see it on seismic because of the sand thickness, but you have to follow the sand trends and recognize that you could get into one of these and it's no different

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              than what we've been telling people we're doing in the Arkoma, and we've just found one of the nice areas there and it's working good.

14.           My memories  of the  second  well on North  Groesbec is  simply an
              acceleration  well,  it's not going to add new reserves.   Is that
              right?

Korell: Well, it's really two things. One is that it will test the same interval that we're currently producing from, but it will also have an opportunity to test a shallower sand on the right side of the fault where it could be productive. So we could see some reserve adds there.

15. Just quickly stepping through the areas in Arkoma. You talked about 10 to 15 workover potential in the second quarter, average rates on those 1 to 2 million a day. Is that a fair assumption?

Lane: Well the examples I gave were re-frac workovers. Those tend to be where we get the most bang for our buck and achieve the most increased rate. The 10 to 15 refers to a whole variety of workovers where we're cleaning out wellbores, changing out tubing, reperforating and those kinds of things.

16. You're going to get a lot lower rate. So how do those 10 to 15, how many wells do you think we'll be re-fracing? Are there any more of those bigger potential workovers?

Lane:         Yes.   I  think  we  have  three  to  five  that  are  re-fractype candidates planned for the second quarter.

17. In the Overton area, people have asked a lot of questions. You talked about a partner for accelerating development of the field. Is that just purely for access to capital or what's driving that?

Korell: Well, two things, and it goes back to when we started the year, looking at our capital program and we would like to accelerate the drilling there. We 'd like to drill more wells there than we had originally in our plan . We've had various people come to us wanting to get involved in that project and we've been working on an arrangement that would bring in some capital that would improve the results for us, in other words, improve our rate of return and our PVI, which is the thing that we have our focus on, on value-add.

              And Richard mentioned that we are working on that and it's something that is out there. We're not ready to, we haven't got the deal done, but it would be to enhance our return.

18. On the balance sheet, just looking at the $20 million of FAS-133 charges, any of those actually out-of-pocket cash expenditures in the quarter? Or is it all just balance sheet items?

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Southwestern Energy Company           2001 First Quarter Results Conference Call
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Kerley:       Those are really just  balance  sheet  items.  I mean  nothing ran through the quarter related to FAS-33 in the first quarter. There's about-- and you're correct, there's about $20 million all together, about $17 million related to the current the future 12 months and then about $3 million that relates to 2002.

19. Regarding the hedging program, I understood the comment, there had been no changes since the last update. I was curious with regard to '02 as to what you were looking at from an implementation of strategy, either price movements up or down to ratchet that up and will you continue to make use of the collars? Is that how we would expect to see the next hedges appear?

Kerley: We are looking at '02 quite a bit. We, right now, have a pretty small portion of our production that we would forecast for '02 that we've got a collar around. About 1-1/2 Bcf a quarter or 6 Bcf for all of next year is collared at a collar that is $4 to $4.72. Current '02 prices, I think, are just a little shy of $4.70, about $4.68 and we are looking at that very heavily and would expect to see us sometime, probably during this summer period, to increase our hedge position in '02, maybe toward more, at least, to 50 percent of our volume and we would be looking at whatever the best collar we could get at the time and try to keep it protected that way.

Kerley: This is Greg Kerley. Thank you for joining us today and please feel free to call me or Brad Sylvester with any other questions that you have or for any other information that you may need. That concludes our teleconference.

Operator:

Thank you. Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.

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Southwestern Energy Company           2001 First Quarter Results Conference Call
                                       -11-                          www.swn.com





                          Southwestern Energy Company
                          P.O. Box 1408
                          Fayetteville, AR 72702-1408



May 2, 2001



Securities and Exchange Commission
ATTN: Filing Desk, Stop 1-4
450 Fifth Street, N.W.
Washington, DC  20549-1004

Gentlemen:

Pursuant to regulations of the Securities and Exchange Commission, submitted herewith for filing on behalf of Southwestern Energy Company is Form 8-K dated May 1, 2001.

This filing is being effected by direct transmission to the Commission's EDGAR System.

Very truly yours,

Stan Wilson
Controller